SCHEDULE II

to the

CUSTODY AGREEMENT

Dated July 16, 2009, amended as of August 26, 2010

between

each series of ADVISORSHARES TRUST listed herein on this Schedule II

and

THE BANK OF NEW YORK MELLON

AdvisorShares Trust Series:

Dent Tactical ETF
WCM / BNY Mellon Focused Growth ADR ETF
Mars Hill Global Relative Value ETF
Peritus High Yield ETF
Active Bear ETF
Cambria Global Tactical ETF